Exhibit 99.1

HERSHEY ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2009
RESULTS; REAFFIRMS OUTLOOK FOR 2010; INCREASES
 QUARTERLY DIVIDEND

•	Fourth quarter and full-year 2009 net sales increase 2.2% and 3.2%, respectively

•	Fourth quarter earnings per share-diluted of $0.55 as reported and $0.63 adjusted

•	Full-year 2009 earnings per share-diluted of $1.90 as reported and $2.17 adjusted

•	Outlook reaffirmed for 2010 growth in net sales of 3-5% and an increase in adjusted earnings per share-diluted of 6-8%

•	Quarterly dividend declared and increased 7.6% on Common Stock

HERSHEY, Pa., February 2, 2010 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the fourth quarter ended December 31, 2009. Consolidated net sales were $1,407,336,000 compared with $1,377,380,000 for the fourth quarter of 2008. Reported net income for the fourth quarter of 2009 was $126,779,000 or $0.55 per share-diluted, compared with $82,155,000 or $0.36 per share-diluted for the comparable period of 2008.

For the fourth quarters of 2009 and 2008, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), include net pre-tax charges of $26.5 million and $79.7 million, or $0.08 and $0.23 per share-diluted, respectively. These charges were associated with the Global Supply Chain Transformation (GSCT) program.  Adjusted net income, which excludes these net charges, was $144,352,000 or $0.63 per share-diluted in the fourth quarter of 2009, compared with $133,842,000, or $0.59 per share-diluted in the fourth quarter of 2008, an increase of 6.8 percent in adjusted earnings per share-diluted.

For the full year 2009, consolidated net sales were $5,298,668,000 compared with $5,132,768,000 in 2008, an increase of 3.2 percent.  Reported net income for 2009 was $435,994,000 or $1.90 per share-diluted, compared with $311,405,000, or $1.36 per share-diluted for 2008.

For the full years 2009 and 2008, these results, prepared in accordance with GAAP, include net pre-tax charges of $99.1 million and $180.7 million, or $0.27 and $0.52 per share-diluted, respectively. These charges were associated with the GSCT program.  Adjusted net income for the full year 2009, which excludes these net charges, was $496,817,000, or $2.17 per share-diluted, compared with $430,522,000 or $1.88 per share-diluted in 2008, an increase of 15.4 percent in adjusted earnings per share-diluted.

During the fourth quarter of 2009, the GSCT program concluded. Total charges were $629.1 million, including $85.0 million in non-cash pension settlement charges discussed in prior quarters. Excluding pension settlement charges, project implementation, management and start-up costs of $544.1 million were less than the estimate of $575 million to $600 million. Except for possible non-cash pension settlement charges, the Company does not expect any significant charges related to the GSCT program in 2010. Total GSCT program savings through 2009 are approximately $160 million. Total ongoing annual savings from the GSCT program of approximately $175 million to $185 million will be achieved by the end of 2010. Savings from the program fueled the investment in Hershey’s brand-building and selling capabilities, enabling our marketplace success.

On February 1, 2010, the Board of Directors of The Hershey Company declared a quarterly dividend of $0.32 on the Common Stock, an increase of $0.0225 per share. In addition, the Board declared a dividend of $0.29 on the Class B Common Stock, an increase of $0.0222 per share. The dividends are payable March 15, 2010, to stockholders of record February 25, 2010.

Fourth Quarter Performance and Outlook

“During 2009, Hershey made excellent progress in its consumer-driven approach to core brand investment while implementing significant, but necessary, price increases,” said David J. West, President and Chief Executive Officer. “Our fourth quarter results represent a solid finish to a year marked by good progress against our key strategic initiatives despite the backdrop of the macroeconomic issues affecting consumers.  Net sales increased 2.2 percent in the quarter, driven primarily by pricing and improvements in our international business, including an approximate one point benefit from foreign currency exchange rates.  Importantly, base business volume trends, while down due to volume elasticity associated with the U.S. pricing action, sequentially improved in the fourth quarter, net of the previously communicated decisions to close our on-line gifts business and discontinue certain premium chocolate products. Additionally, as communicated in October, due to timing, shipments of Valentine’s and Easter seasonal products were lower in the fourth quarter of 2009 versus 2008.

“Strong performance at key retail customers continues and overall marketplace performance was in line with our expectations. Where we have focused resources, particularly in the food, convenience and certain non-measured channels, results continue to be solid.  Specifically, U.S. retail takeaway for the 12-weeks and 52-weeks ended January 2, 2010, in channels that account for over 80 percent of our U.S. retail business, was up 6.0 percent and 7.2 percent, respectively. In the channels measured by syndicated data, U.S. market share increased 0.1 points for the full year and, as expected, declined 0.4 points for the 12-weeks ended January 2, 2010. These results were driven by the investments we have made behind our core brands, including advertising, up about 50 percent in both the fourth quarter and full year.

“Fourth quarter profitability was driven by net price realization and supply chain efficiencies and productivity, partially offset by higher input costs, marketing expenses and employee-related costs, including incentive compensation and pension expense.  Adjusted income before interest and income taxes includes a non-recurring benefit resulting from the impact of last-in, first-out (LIFO) inventory accounting for targeted inventory reductions. The effective income tax rate in the fourth quarter of 33.6 percent, excluding the impact of charges associated with the GSCT program, was lower than our initial expectations. This resulted in a $0.02 benefit in adjusted earnings per share-diluted in both the fourth quarter and full year 2009. The LIFO gain and tax benefit essentially offset the costs related to our consideration of a transaction with Cadbury plc.

“The earnings growth, as well as the Company’s continued focus on improving working capital throughout the year and in the fourth quarter, generated a significant increase in operating cash flow in 2009. Therefore, we are pleased to announce an increase to our quarterly dividend. This increase is a result of the Company’s strong balance sheet and the continued ability of our business to generate consistent and predictable free cash flow.

“Entering 2010 we feel good about our prospects as we continue to execute our consumer-driven strategy. Our brand-building initiatives continue to resonate with consumers as evidenced by our core brand market share gains. We’ll continue with this disciplined approach to investment. During the first half of 2010, the distribution and rollout of our new Hershey’s Bliss white chocolate and expansion of the Pieces format to include Hershey’s Special Dark, Almond Joy and York will continue. We expect to increase advertising by 25 to 30 percent during the year, supporting new product launches and core brands -  particularly Hershey’s, Reese’s, Hershey’s Kisses, Bliss, Twizzlers and Kit Kat. We will also launch new core brand advertising campaigns behind the Almond Joy, Mounds and York brands.  Increased levels of consumer investment and brand support, as well as collaborative efforts with retail customers in all classes of trade will continue and should deliver improvement in net sales within our 3 to 5 percent long-term objective. Additionally, we have good visibility into our full-year cost structure and expect our ongoing growth in adjusted earnings per share-diluted to be within our long-term objective of 6 to 8 percent,” West concluded.

Note: In this release, Hershey has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP. These non-GAAP financial measures, as shown in the attached pro forma summary of consolidated statements of income, are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

In 2008, the Company recorded GAAP charges of $130.0 million, or $0.38 per share-diluted, attributable to the GSCT program and $45.7 million, or $0.13 per share-diluted, related to the impairment of intangible trademark values, primarily Mauna Loa, recorded in the fourth quarter of 2008. Additionally, the Company recorded business realignment and impairment charges of $4.9 million, or $0.01 per share-diluted, related to the business realignment in Brazil.

In 2009, the Company recorded GAAP charges, including non-cash pension settlement charges, of $99.1 million, or $0.27 per share-diluted, attributable to the GSCT program.

The GSCT program resulted in total pre-tax charges and non-recurring project implementation costs of $629.1 million, including non-cash pension settlement charges (see Appendix A) of $85.0 million to date. Except for possible non-cash pension settlement charges, the Company does not expect any significant charges related to the GSCT program in 2010.

Below is a reconciliation of GAAP and non-GAAP items to the Company’s adjusted earnings per share-diluted:

	2008	2009
Reported EPS-Diluted	$1.36	$1.90

Total Business Realignment and Impairment Charges	$0.52	$0.27

Adjusted EPS-Diluted*	$1.88	$2.17

*Excludes business realignment and impairment charges.

Possible adjustments to exclude business realignment charges for 2010 are not known at this time; therefore, the Company is unable to provide a reconciliation of adjusted earnings per share-diluted for 2010.

Appendix A

Financial Accounting Standards Board Statement of Financial Accounting Standards No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits (as amended) (now FASB Accounting Standards Codification 715-30-35) (“SFAS No. 88”) requires pension settlement charges to be recorded if withdrawals from pension plans in a calendar year exceed a certain level.

Pension settlement charges are non-cash charges for the Company. Such charges accelerate the recognition of pension expenses related to actuarial gains and losses resulting from interest rate changes and differences in actual versus assumed returns on pension assets. The Company normally amortizes actuarial gains and losses over a period of about 13 years.

The GSCT program charges recorded in 2007 and 2008 included pension settlement charges of approximately $24.6 million as employees leaving the Company under the program have withdrawn lump sums from the defined benefit pension plans.  Pension settlement charges recorded in 2009 totaled approximately $60.4 million.

The GSCT program resulted in total pre-tax charges and non-recurring project implementation costs of $629.1 million, including non-cash pension settlement charges of $85.0 million.

Safe Harbor Statement

This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs and selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; political, economic, and/or financial market conditions; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; and such other matters as discussed in our Annual Report on Form 10-K for 2008.  All information in this press release is as of February 2, 2010. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Live Web Cast

As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.hersheys.com. Please go to the Investor Relations section of the website for further details.

Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Kirk Saville	717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended December 31, 2009 and December 31, 2008
(in thousands except per share amounts)

	Fourth Quarter		Twelve Months

	2009	2008	2009	2008

Net Sales	$1,407,336	$1,377,380	$5,298,668	$5,132,768

Costs and Expenses:
Cost of Sales	836,815	879,854	3,245,531	3,375,050
Selling, Marketing and Administrative	334,040	284,057	1,208,672	1,073,019
Business Realignment and Impairment Charges, net	24,125	60,053	82,875	94,801

Total Costs and Expenses	1,194,980	1,223,964	4,537,078	4,542,870

Income Before Interest and Income Taxes (EBIT)	212,356	153,416	761,590	589,898
Interest Expense, net	21,527	24,965	90,459	97,876

Income Before Income Taxes	190,829	128,451	671,131	492,022
Provision for Income Taxes	64,050	46,296	235,137	180,617

Net Income	$126,779	$82,155	$435,994	$311,405

Net Income Per Share - Basic - Common	$0.57	$0.37	$1.97	$1.41
- Basic - Class B	$0.51	$0.33	$1.77	$1.27
- Diluted - Common	$0.55	$0.36	$1.90	$1.36

Shares Outstanding - Basic - Common	167,623	166,734	167,136	166,709
- Basic - Class B	60,709	60,713	60,709	60,777
- Diluted - Common	229,644	228,504	228,995	228,697

Key Margins:
Gross Margin	40.5%	36.1%	38.7%	34.2%
EBIT Margin	15.1%	11.1%	14.4%	11.5%
Net Margin	9.0%	6.0%	8.2%	6.1%

The Hershey Company
Pro Forma Summary of Consolidated Statements of Income
for the periods ended December 31, 2009 and December 31, 2008
(in thousands except per share amounts)

	Fourth Quarter				Twelve Months

	2009		2008		2009		2008

Net Sales	$1,407,336		$1,377,380		$5,298,668		$5,132,768

Costs and Expenses:
Cost of Sales	835,171	(a)	862,233	(d)	3,235,395	(a)	3,297,283	(d)
Selling, Marketing and Administrative	333,357	(b)	282,020	(e)	1,202,552	(b)	1,064,917	(e)
Business Realignment and Impairment Charges, net	---	(c)	---	(f)	---	(c)	---	(f)

Total Costs and Expenses	1,168,528		1,144,253		4,437,947		4,362,200

Income Before Interest and Income Taxes (EBIT)	238,808		233,127		860,721		770,568
Interest Expense, net	21,527		24,965		90,459		97,876

Income Before Income Taxes	217,281		208,162		770,262		672,692
Provision for Income Taxes	72,929		74,320		273,445		242,170

Adjusted Net Income	$144,352		$133,842		$496,817		$430,522

Adjusted Net Income Per Share - Basic - Common	$0.65		$0.60		$2.24		$1.94
- Basic - Class B	$0.59		$0.54		$2.02		$1.75
- Diluted - Common	$0.63		$0.59		$2.17		$1.88

Shares Outstanding - Basic - Common	167,623		166,734		167,136		166,709
- Basic - Class B	60,709		60,713		60,709		60,777
- Diluted - Common	229,644		228,504		228,995		228,697

Key Margins:
Adjusted Gross Margin	40.7%		37.4%		38.9%		35.8%
Adjusted EBIT Margin	17.0%		16.9%		16.2%		15.0%
Adjusted Net Margin	10.3%		9.7%		9.4%		8.4%

(a) Excludes business realignment and impairment charges of $1.6 million pre-tax or $1.1 million after-tax for the fourth quarter and $10.1 million pre-tax or $6.3 million after-tax for the twelve months.
(b) Excludes business realignment and impairment charges of $0.7 million pre-tax or $0.5 million after-tax for the fourth quarter and $6.1 million pre-tax or $3.8 million after-tax for the twelve months.
(c) Excludes business realignment and impairment charges of $24.1 million pre-tax or $16.0 million after-tax for the fourth quarter and $82.9 million pre-tax or $50.7 million after-tax for the twelve months.
(d) Excludes business realignment and impairment charges of $17.6 million pre-tax or $12.1 million after-tax for the fourth quarter and $77.8 million pre-tax or $53.4 million after-tax for the twelve months.
(e) Excludes business realignment and impairment charges of $2.0 million pre-tax or $1.3 million after-tax for the fourth quarter and $8.1 million pre-tax or $4.9 million after-tax for the twelve months.
(f) Excludes business realignment and impairment charges of $60.1 million pre-tax or $38.3 million after-tax for the fourth quarter and $94.8 million pre-tax or $60.8 million after-tax for the twelve months.

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2009 and December 31, 2008
(in thousands of dollars)

Assets	2009	2008

Cash and Cash Equivalents	$253,605	$37,103
Accounts Receivable - Trade (Net)	410,390	455,153
Deferred Income Taxes	39,868	70,903
Inventories	519,712	592,530
Prepaid Expenses and Other	161,859	189,256

Total Current Assets	1,385,434	1,344,945

Net Plant and Property	1,404,767	1,458,949
Goodwill	571,580	554,677
Other Intangibles	125,520	110,772
Deferred Income Taxes	4,353	13,815
Other Assets	183,377	151,561

Total Assets	$3,675,031	$3,634,719

Liabilities and Stockholders' Equity

Loans Payable	$39,313	$501,504
Accounts Payable	287,935	249,454
Accrued Liabilities	546,462	504,065
Taxes Payable	36,918	15,189

Total Current Liabilities	910,628	1,270,212

Long-Term Debt	1,502,730	1,505,954
Other Long-Term Liabilities	501,334	504,963
Deferred Income Taxes	-	3,646

Total Liabilities	2,914,692	3,284,775

Total Stockholders' Equity	760,339	349,944

Total Liabilities and Stockholders' Equity	$3,675,031	$3,634,719